Exhibit 3.105

ARTICLES OF ORGANIZATION

State of Louisiana

Secretary of State

Filed March 13, 2006

1. The name of the limited liability company is: Burlington Coat Factory of Louisiana, LLC.

2. This company is formed for the purpose of engaging in any lawful activity for which limited liability companies may be formed.

3. The duration of this limited liability company is Perpetual.

/s/ Paul C. Tang
Vice President

LIMITED LIABILITY COMPANY INITIAL REPORT

1. The name of the limited liability company is: Burlington Coat Factory of Louisiana, LLC.

2. The location and municipal address, not a post office box only, of this limited liability company’s registered address is 320 Somerulos Street , Baton Rouge, LA, 70802-6129.

3. The full name and municipal address, not a post office box only, of this limited liability company’s registered agent is Corporation Service Company, 320 Somerulos Street, Baton Rouge, LA 70802-6129.

4. The names and municipal addresses, not a post office box only, of the first managers, or the members is Burlington Coat Factory Warehouse Corporation, 1830 Route 130 North, Burlington, New Jersey 08016.

/s/ Paul C. Tang